UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 23, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, CA	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On March 23, 2007, Avanir Pharmaceuticals (the “Company”) received notice from AstraZeneca U.K. Limited of its intent to terminate the Research Collaboration and License Agreement, dated July 8, 2005, by and between the Company and AstraZeneca. The termination was mutually agreed to by the parties and related to the efficacy results for the lead compound, which was being developed to enhance the reverse cholesterol transport mechanism, and the Company’s desire to reduce expenses associated with maintaining research and development support functions at the Company’s facilities in San Diego. Following the termination of this agreement, the rights to the licensed compounds will revert back to the Company. The Company has no plans to continue with the development of the licensed compounds.
Item 8.01 Other Events
     On March 29, 2007, the Company issued a press release announcing that the Company’s sponsored research arrangement with Novartis International Pharmaceutical Ltd. would expire pursuant to the terms of that agreement and that further development work on the macrophage migratory (“MIF“) inhibitor compounds licensed to Novartis would be undertaken by Novartis.
     Novartis has assumed all continuing research and development activities for the MIF program with plans to further develop the lead candidate, AVP-28225. The two companies have been involved in a two-year research collaboration to identify orally active, small molecule inhibitors of MIF for the treatment of inflammatory diseases.
     The Company also announced that as a result of the termination of the AstraZeneca license and the expiration of the Novartis sponsored research arrangement, that the Company expects to close its research and development facilities in San Diego and to move critical clinical support functions to the Company’s headquarters in Orange County, California. The Company has not committed to a plan to exit the San Diego facilities and additional disclosure of the details of any such plan will be made at the time when details are known.
     Additionally, the Company announced that it had received expressions of interest from potential buyers for certain of the Company’s assets, including several investigational compounds and FazaClo. The Company is engaged in discussions with these parties and stated that it would announce any sale transaction(s) if and when a definitive agreement had been reached.
     Giving full effect to the potential restructuring actions described above, the Company stated that its annual operating expenses would be expected to be reduced to approximately $20 million. Excluding the estimated impact from the disposition of certain assets, operating expenses would be expected to remain higher, although the net operating loss would be expected to remain at approximately $20 million annually.
     A copy of the press release issued on March 29, 2007 is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated March 29, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 29, 2007	Avanir Pharmaceuticals
	By:	/s/ Keith Katkin
Keith Katkin
President and Chief Executive Officer